Exhibit 99.1
ERT Reports Third Quarter 2011 Operating Results
• Record revenues of $48.1 million
• Diluted net income per share — GAAP of $0.09 / Non-GAAP of $0.11
• Record bookings of $78.4 million
• Record backlog of $343.8 million
PHILADELPHIA, Oct. 27, 2011 /PRNewswire/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERT) a global technology-driven provider of services and customizable medical devices to biopharmaceutical and healthcare organizations and the market leader for centralized cardiac safety and respiratory efficacy services in drug development, announced today results for the third quarter ended September 30, 2011. Unless otherwise noted, all comparative numbers refer to changes from the same period a year ago. The financial results include the results related to CareFusion Research Services (RS and now included as part of our German operations) commencing from its date of acquisition on May 28, 2010.
This press release contains financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and non-GAAP measures adjusted to exclude the impact of the amortization of the acquired intangibles and other assets and acquisition and other costs related to the RS acquisition and related income tax effects. A reconciliation of these GAAP and non-GAAP measures is found in the attached “Reconciliation of GAAP to Non-GAAP Information.”
Financial Highlights for the Third Quarter of 2011
•	New bookings were $78.4 million in the third quarter of 2011 compared to $70.9 million for the second quarter of 2011 and $59.1 million a year ago.
•	The gross book-to-bill ratio was 1.6 in the third quarter of 2011 compared to 1.7 in the second quarter of 2011 and 1.3 a year ago.
•	Backlog was $343.8 million as of September 30, 2011 compared to $333.2 million as of June 30, 2011 and $303.1 million a year ago. The annualized cancellation rate was 14.6% in the third quarter of 2011 compared to 13.4% in the second quarter of 2011 and 14.6% a year ago.
•	Net revenues were $48.1 million for the third quarter of 2011 compared to $42.8 million for the second quarter of 2011 and $45.1 million a year ago. Revenues from our German operations were $24.1 million in the third quarter of 2011, compared to $20.3 million in the second quarter of 2011 and $21.5 million a year ago.
•	GAAP gross margin percentage was 41.5% in the third quarter of 2011 compared to 37.4% for the second quarter of 2011 and 44.5% a year ago. Non-GAAP gross margin percentage was 45.5% in the third quarter of 2011 compared to 42.0% for the second quarter of 2011 and 50.0% a year ago. Our gross profit margin in the second quarter of 2011 was unusually low due to increased costs in our German operations to support the start of new respiratory studies, negative manufacturing variances and a $0.5 million non-cash adjustment to the carrying value of returned rental equipment. Gross margins are down from a year ago due to the increased mix of lower margin respiratory revenue.

•	GAAP operating income margin percentage was 10.9% in the third quarter of 2011 compared to 6.0% for the second quarter of 2011 and 14.6% a year ago. Non-GAAP operating income margin percentage was 14.9% in the third quarter of 2011 compared to 10.6% for the second quarter of 2011 and 21.3% a year ago.
•	GAAP net income was $4.3 million, or $0.09 per diluted share, in the third quarter of 2011 compared to $1.8 million, or $0.04 per diluted share, in the second quarter of 2011 and $3.2 million, or $0.06 per diluted share, a year ago. Non-GAAP net income was $5.6 million, or $0.11 per diluted share, in the third quarter of 2011 compared to $3.0 million, or $0.06 per diluted share, in the second quarter of 2011 and $5.4 million, or $0.11 per diluted share, a year ago. The impact of foreign exchange rate movements on GAAP and non-GAAP diluted net income per share was a positive $0.01 in the third quarter of 2011 and a negative of $0.03 a year ago.
•	Cash flow from operations was $9.2 million in the third quarter of 2011, compared to $8.7 million in the second quarter of 2011 and $6.4 million a year ago.
•	Cash and short-term investments totaled $29.6 million at September 30, 2011 compared to $31.7 million on June 30, 2011. ERT had $21.0 million in long-term debt as of September 30, 2011 and June 30, 2011.
•	Capital expenditures were $10.2 million for the third quarter of 2011, up sequentially from $7.5 million in the second quarter of 2011 and were comprised of $4.4 million of capitalized software and $5.8 million of equipment which primarily included additions to our rental equipment pool of ECG, respiratory and ePRO equipment to support new studies.
Financial highlights for the first nine months of 2011
•	New bookings were $221.0 million in the first nine months of 2011 compared to $153.3 million for the first nine months of 2010.
•	Net revenues were $132.6 million for the first nine months of 2011 compared to $96.1 million in the comparable period a year ago. Revenues from our German operations were $63.3 million for the first nine months of 2011 and $27.2 million from the period of acquisition to September 30, 2010.
•	GAAP gross margin percentage was 41.0% in the first nine months of 2011 compared to 49.6% for the comparable period a year ago. Non-GAAP gross margin percentage was 45.4% in the first nine months of 2011 compared to 53.0% for the comparable period a year ago.
•	GAAP operating income margin percentage was 9.9% in the first nine months of 2011 compared to 10.8% in the comparable period a year ago. Non-GAAP operating income margin percentage was 14.3% in the first nine months of 2011 compared to 19.6% for the comparable period a year ago.

•	GAAP net income was $9.2 million, or $0.19 per diluted share, in the first nine months of 2011 compared to $5.8 million, or $0.12 per diluted share, in the comparable period a year ago. Non-GAAP net income was $13.1 million, or $0.27 per diluted share, in the first nine months of 2011 compared to $12.3 million, or $0.25 per diluted share, in the comparable period a year ago.
•	Cash flow from operations was $22.9 million in the first nine months of 2011 compared to $18.8 million in the comparable period a year ago.
“We are pleased with the third quarter results which included both record revenues and bookings.” commented Dr. Jeffrey Litwin, President and Chief Executive Officer of ERT. “This quarter marks the third consecutive quarter that bookings exceeded $70 million. The bookings this quarter were driven by continued strength in electronic Patient Reported Outcome (ePRO) and very strong cardiac safety activity. While the revenues came in at the higher end of our expectations and our gross profit margins improved sequentially, our profitability was impacted by a mix shift from higher margin cardiac safety revenue to lower margin respiratory revenue and increased costs for bonus provisions and expansion of our facility in Germany to accommodate higher growth which resulted in achieving EPS at the lower end of our expectations.”
“We continue to see interest in the unique solutions we can provide to our clients,” continued Dr. Litwin, “and this is translating to record bookings at a time where overall research and development spending is relatively flat. We will continue to invest in the products that differentiate us from the competition. We expect our fourth quarter results to be fairly similar to the third quarter, resulting in higher second half 2011 revenues and bookings as compared to the first half of the year. The growth in our respiratory business has required us to incur higher spending in cost of goods, operating expense and capital expenditures than we had originally planned. We are, however, seeing the results of our efforts in our revenue growth and we expect our profit margins to improve over the course of 2012 as the strategic initiatives we put in place today take hold, our Germany operations reach a steady state of profitability and we launch our fully-integrated EXPERT 3 platform.”
2011 Guidance
ERT expects net revenues of between $179 million and $182 million for 2011. ERT expects GAAP diluted net income per share to be between $0.25 and $0.28 for 2011 and non-GAAP diluted net income per share to be between $0.35 and $0.38 for the same period. EPS guidance has been reduced to reflect a mix shift from higher margin cardiac safety revenue to lower margin respiratory revenue, a steady state level of operating expenses and limited impact of foreign exchange (which had a positive impact of $0.01 per diluted share on our third quarter 2011 results).
For the fourth quarter ending December 31, 2011, we expect revenues to be between $46 million and $49 million, GAAP diluted net income per share to be between $0.06 and $0.09 and non-GAAP diluted net income per share to be between $0.08 and $0.11.

Use of Non-GAAP Financial Measures
In addition to GAAP financial measures, ERT uses certain non-GAAP financial measures that exclude charges related to the amortization of the RS acquired intangible and other assets and acquisition and other costs which are related to the RS acquisition, and also their related income tax effects. ERT believes that these non-GAAP measures are useful to investors because this supplemental information facilitates comparisons of its operations from period to period and to the performance of other companies within its industry and assists in gaining a better understanding of its operating results and future prospects. ERT views amortization of acquired intangible and other assets related to the RS acquisition, which includes such items as the amortization of acquired customer backlog and technology, as items determined at the time of the acquisition. While ERT reviews the underlying value of these intangibles regularly for impairment, the amortization is an expense typically not affected by operations during any particular period and does not contribute to the operational performance in any particular period. ERT regards acquisition and other costs related to its recent acquisition as a cost that does not recur on a regular basis.
ERT’s non-GAAP effective tax rates differ from its GAAP effective tax rates because of 1) the exclusion of the amortization of acquired intangible and other assets and acquisition and other costs related to its acquisition of RS and 2) the income tax effect due to the difference between the GAAP and non-GAAP effective tax rate applied against the GAAP pre-tax income, primarily as a result of the acquisition costs incurred in 2010 not being deductible for income tax purposes. ERT excludes the impact of these discrete tax items from its non-GAAP income tax provision because it believes they are not indicative of the effective income tax rate of its ongoing business operations.
Management uses these non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring ERT’s operating performance, financial and operating decision-making, developing budgets and comparing such performance to that of prior periods for the same reasons stated above. These non-GAAP financial measures are not meant to be considered superior to or a substitute for comparable financial measures prepared in accordance with GAAP. There are also limitations on the non-GAAP measures, including: 1) these non-GAAP measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used by other companies, 2) acquisition and other costs related to ERT’s 2010 acquisition of RS represent actual cash expenditures that are excluded from ERT’s non-GAAP measures and 3) although amortization of acquired intangible and other assets does not directly impact ERT’s current cash position, such expense is amortized over their expected economic lives and does represent the declining value of the assets acquired, but this expense is excluded from ERT’s non-GAAP measures. ERT adjusts for these limitations by relying on these non-GAAP measures only as a supplement to its GAAP results.
Conference Call
Dr. Litwin and Mr. Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 PM EDT on October 27, 2011. For the conference call, interested participants should dial 1-800-860-2442 when calling within the United States or 1-412-858-4600 when calling internationally. There will be a playback available as well. To listen to the playback, please call 1-877-344-7529 when calling within the United States or 1-412-317-0088 when calling internationally. Conference code for playback is 10005603.

This call is being webcast by MultiVu and can be accessed at ERT’s website at www.ert.com. The webcast may also be accessed via the direct link at http://www.videonewswire.com/event.asp?id=82965. The webcast can be accessed for up to one year on either site.
About eResearchTechnology, Inc.
ERT (www.ert.com) is a global technology-driven provider of clinical services and customizable medical devices to biopharmaceutical and healthcare organizations. It is the market leader for centralized cardiac safety and respiratory efficacy services in drug development and also collects, analyzes and distributes electronic patient reported outcomes (ePRO) in multiple modalities across all phases of clinical research.
This release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; our ability to obtain new contracts and accurately estimate net revenues, our positive outlook for future bookings, variability in size, scope and duration of projects and internal issues at the sponsoring client; our ability to successfully integrate the RS or any future acquisitions; competitive factors in the market for our centralized services; changes in the bio-pharmaceutical and healthcare industries to which we sell our solutions; technological development; and market demand. There is no guarantee that the amounts in our backlog will ever convert to revenue. Should the economic conditions deteriorate, the cancellation rates that we have historically experienced could increase. Further information on potential factors that could affect the Company’s financial results can be found in ERT’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Guidance is based on management’s good faith expectations given current market conditions but that continued or further deterioration of general economic conditions, in addition to other factors cited elsewhere, could result in ERT not achieving the revenue and net income per diluted share guidance provided.
Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included in this release or that may be made in our filings with the Securities and Exchange Commission or elsewhere from time to time by, or on behalf of, us.

Contact:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	443-213-0502

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Net revenues:
Services	$25,929	$25,193	$59,461	$71,586
Site support	19,199	22,890	36,631	61,045

Total net revenues	45,128	48,083	96,092	132,631

Costs of revenues:
Cost of services	13,526	14,554	29,162	41,325
Cost of site support	11,505	13,574	19,261	36,886

Total costs of revenues	25,031	28,128	48,423	78,211

Gross margin	20,097	19,955	47,669	54,420

Operating expenses:
Selling and marketing	4,478	4,683	11,827	13,284
General and administrative	7,780	8,141	22,278	22,896
Research and development	1,250	1,898	3,177	5,083

Total operating expenses	13,508	14,722	37,282	41,263

Operating income	6,589	5,233	10,387	13,157
Foreign exchange (losses) gains	(1,745)	695	(1,267)	(580)
Other (expense) income, net	(199)	(125)	(181)	(394)

Income before income taxes	4,645	5,803	8,939	12,183
Income tax provision	1,472	1,476	3,188	2,982

Net income	$3,173	$4,327	$5,751	$9,201

Net income per share:
Basic	$0.06	$0.09	$0.12	$0.19
Diluted	$0.06	$0.09	$0.12	$0.19

Shares used in computing net income per share:
Basic	48,860	49,234	48,789	49,092
Diluted	49,258	49,311	49,162	49,297

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2010	September 30, 2011
ASSETS

Current assets:
Cash and cash equivalents	$30,343	$29,535
Short-term investments	50	50
Investment in marketable securities	648	810
Accounts receivable less allowance for doubtful accounts of $515 and $549, respectively	37,236	40,456
Inventory	4,698	10,591
Prepaid income taxes	1,988	2,091
Prepaid expenses and other	4,393	5,294
Deferred income taxes	3,431	3,548

Total current assets	82,787	92,375

Property and equipment, net	42,615	51,761
Goodwill	71,637	75,230
Intangible assets	17,187	13,080
Other assets	609	691

Total assets	$214,835	$233,137

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,136	$6,147
Accrued expenses	16,162	14,105
Deferred revenues	11,670	13,599

Total current liabilities	34,968	33,851

Deferred rent	2,368	2,450
Deferred income taxes	3,703	4,727
Long-term debt	21,000	21,000
Other liabilities	2,141	1,998

Total liabilities	64,180	64,026

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 60,460,782 and 60,837,849 shares issued, respectively	605	608
Additional paid-in capital	100,441	103,487
Accumulated other comprehensive (loss) income	(1,545)	4,707
Retained earnings	131,037	140,238
Treasury stock, 11,589,603 and 11,596,966 shares at cost	(79,883)	(79,929)

Total stockholders’ equity	150,655	169,111

Total liabilities and stockholders’ equity	$214,835	$233,137

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2010	2011
Operating activities:
Net income	$5,751	$9,201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,753	19,202
Cost of sales of equipment	767	14
Share-based compensation	2,048	2,151
Deferred income taxes	(1,043)	912
Loss on disposal of equipment	—	862
Changes in operating assets and liabilities:
Accounts receivable	(6,429)	(2,966)
Inventory	(984)	(4,331)
Prepaid expenses and other	(640)	(1,185)
Accounts payable	1,622	(668)
Accrued expenses	5,145	(2,096)
Income taxes	(1,125)	(112)
Deferred revenues	1,153	1,882
Deferred rent	(225)	75

Net cash provided by operating activities	18,793	22,941

Investing activities:
Purchases of property and equipment	(15,987)	(24,964)
Purchases of investments	(999)	—
Proceeds from sales of investments	10,731	—
Payments for acquisitions	(82,789)	(117)

Net cash used in investing activities	(89,044)	(25,081)

Financing activities:
Proceeds from long-term debt	23,000	—
Repayment of long-term debt	(2,000)	—
Proceeds from exercise of stock options	215	771
Stock option income tax benefit	29	17
Repurchase of common stock for treasury	—	(46)

Net cash provided by financing activities	21,244	742

Effect of exchange rate changes on cash	(639)	590

Net decrease in cash and cash equivalents	(49,646)	(808)
Cash and cash equivalents, beginning of period	68,979	30,343

Cash and cash equivalents, end of period	$19,333	$29,535

eResearchTechnology, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2011	September 30, 2011	September 30, 2010	September 30, 2011
Net revenues	$45,128	$42,849	$48,083	$96,092	$132,631

Reconciliation of GAAP to Non-GAAP gross margin:
GAAP gross margin	$20,097	$16,045	$19,955	$47,669	$54,420
Amortization of acquired intangibles and other assets	2,451	1,970	1,926	3,284	5,774

Non-GAAP gross margin	$22,548	$18,015	$21,881	$50,953	$60,194

Non-GAAP gross margin percentage	50.0%	42.0%	45.5%	53.0%	45.4%

Non-GAAP gross margin percentage is calculated by dividing non-GAAP gross margin by net revenues

Reconciliation of GAAP to Non-GAAP
operating income:
GAAP operating income	$6,589	$2,570	$5,233	$10,387	$13,157
Amortization of acquired intangibles and other assets	2,451	1,970	1,926	3,284	5,774
Acquisition and integration related costs	558	—	—	5,139	—

Non-GAAP operating income	$9,598	$4,540	$7,159	$18,810	$18,931

Non-GAAP operating income margin percentage	21.3%	10.6%	14.9%	19.6%	14.3%

Non-GAAP operating income margin percentage is calculated by dividing non-GAAP operating income by net revenues

Reconciliation of GAAP to Non-GAAP net income:
GAAP net income	$3,173	$1,781	$4,327	$5,751	$9,201
Amortization of acquired intangibles and other assets	2,451	1,970	1,926	3,284	5,774
Acquisition and integration related costs	558	—	—	5,139	—
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(748)	(754)	(611)	(1,846)	(1,866)

Non-GAAP net income	$5,434	$2,997	$5,642	$12,328	$13,109

Reconciliation of GAAP to Non-GAAP diluted net income per share:
GAAP diluted net income per share	$0.06	$0.04	$0.09	$0.12	$0.19
Amortization of acquired intangibles and other assets	0.05	0.04	0.03	$0.07	0.12
Acquisition and integration related costs	0.01	—	—	$0.10	—
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(0.01)	(0.02)	(0.01)	$(0.04)	(0.04)

Non-GAAP diluted net income per share	$0.11	$0.06	$0.11	$0.25	$0.27

Shares used in computing diluted net income per share	49,258	49,330	49,311	49,162	49,297
Assumed effective tax rate — Non-GAAP	29.0%	27.0%	27.0%	29.0%	27.0%

	Three Months		Year
	Ending December 31, 2011		Ending December 31, 2011
	Low Range	High Range	Low Range	High Range
Reconciliation of GAAP to Non-GAAP diluted net income per share guidance:
GAAP estimate of diluted net income per share	$0.06	$0.09	$0.25	$0.28
Estimated effect on diluted net income per share of:
Amortization of acquired intangibles and other assets	0.03	0.03	0.15	0.15
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(0.01)	(0.01)	(0.05)	(0.05)

Non-GAAP estimate of diluted net income per share	$0.08	$0.11	$0.35	$0.38

Shares used in computing estimated diluted net income per share	49,500	49,500	49,303	49,303
Effective tax rate	27.0%	27.0%	27.0%	27.0%